                                                                  Exhibit (C)(2)


Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as **. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

BOARD PRESENTATION: FAIRNESS OPINION

TOPICS                   Executive Summary
                         MIMI Profile
                         Key Considerations
                         Proposal Evaluation
                         Deal Terms
                         Analysis
                         MIMI Shareholders

DATE                     August 28, 2002

CONFIDENTIAL AND PROPRIETARY

EXECUTIVE SUMMARY

MIMI PROFILE

- Mackenzie Investment Management ("MIMI" or the "Company") is a publicly traded investment manager, majority-owned by Mackenzie Financial Corporation ("MFC") of Toronto, Canada:

      -     Based in Boca Raton, Florida

      -     75 employees as of 7/31/02

-     Incorporated in 1985 through launch in US by MFC:

      -     Initial public offering on the Toronto stock exchange completed in
            1996

      - MIMI is 85.7% owned by MFC and 14.3% owned by public shareholders. Market capitalization as of 8/23/02 is $65,276,179

      -     18,655,667 shares outstanding

-     Three Florida based wholly owned subsidiaries:

      -     Ivy Management, Inc. ("IMI"), a registered investment advisor

      - Ivy Mackenzie Distributors, Inc. ("IMDI"), a registered broker-dealer

      - Ivy Mackenzie Services Corp. ("IMSC"), formerly a registered transfer agent

-     $2,080 million in assets under management (as of 7/31/02):

      - Ivy Funds: MIMI serves as investment advisor to 16 funds distributed by MIMI in the US ($756 million)

      - Sub-advisory Assets: MIMI provides sub-advisory services to 15 Universal funds distributed by MFC in Canada ($1,276 million) and 4 Premier funds distributed by Premier plc in UK ($47 million)

EXECUTIVE SUMMARY

BUYER PROFILE

- Waddell & Reed Financial, Inc. ("WDR") is publicly traded national distributor and manager of investment products founded in 1937:

      -     Headquartered in Kansas City

      -     1,430 employees

      -     Market capitalization as of 8/26/02 is $1.6 billion

      -     80.1 million shares outstanding

- Institutional and retail assets under Management of $29.1 billion (as of 6/30/02):

      - Mutual Funds: 47 mutual funds with assets of $24.2 billion, out of which 69% are invested in equity mutual funds

      - Institutional: $4.9 billion of institutional and separate account assets

- WDR primarily distributes it's products through an internal financial advisor sales force:

      - Proprietary sales force consisted of 3,165 financial advisors as of 12/31/01

      - WDR is also expanding its distribution network to channels that do not compete directly with its financial advisor network including 401(k) platforms, broker/dealers and wrap programs

- WDR primarily targets the middle income investor market consisting of households with annual incomes between $40,000 and $100,000 who are saving for retirement

-     Subsidiaries:

      -     Waddell & Reed, Inc. (underwriter and distributor of funds)

      -     Waddell & Reed Investment Management Company (investment advisor)

      -     Waddell & Reed Services Company (transfer agent)

EXECUTIVE SUMMARY

PROCESS SUMMARY

- A selective sale process employed to ensure strategic fit and minimize risk of public disclosure. The criteria used to select potential buyers are as follows:

      -     Sizable investment operation

      -     Extensive acquisition expertise

      - Interest in filling gaps in retail investment product continuum, particularly in International equities

      - Interest in leveraging distribution network through acquisition of distribution capability

      -     Seeking to build scale through acquisition of similar product set

      - Interest in entering Canadian marketplace and enhancing Canadian distribution

- Select group of buyers identified and approached. Confidentiality Agreements were executed and management presentations were held with:

      -     Party A

      -     Party B

      -     Party C

      -     Party D

      -     Party E

      -     Waddell & Reed Financial, Inc. ("WDR")

-     Bids eventually submitted by three parties

- A confidentiality agreement was executed and bid submitted by two employees of MIMI acting in concert with a financial services company. However, the financial and strategic aspects of the deal were not desirable as compared to the other bids and hence the option was not pursued.

EXECUTIVE SUMMARY

PROCESS TIMELINE


Aug. 2001    ---    -   Putnam Lovell NBF retained  by MIMI to advise in a
                        sell-side mandate as financial advisor

Oct. 2001    ---    -   Management Meeting between MIMI and Party A

Nov. 2001    ---    -   Management Meeting between MIMI and Party C

Dec. 2001    ---    -   Proposal for acquisition of MIMI stock received from
                        Party A
                    -   Management Meetings between MIMI and Party D and
                        between MIMI and Party E

Jan. 2002    ---    -   Three parties declined to submit a bid
                    -   Management Meeting between MIMI and Party B

Feb. 2002    ---    -   Preliminary Proposal for acquisition of Ivy Funds
                        received from Party B
                    -   Management Meeting between MIMI and WDR
                    -   Preliminary Proposal for acquisition of MIMI stock
                        received from WDR

Mar. 2002    ---    -   Due diligence performed by Party B
                    -   Meeting on sub-advisory relationship between MFC and WDR

Apr. 2002    ---    -   Revised Proposal for acquisition of Ivy Funds received
                        from Party B
                    -   Due diligence performed by WDR
                    -   Preliminary term sheet of a deal drafted by WDR and MIMI
                    -   Proposal submitted by two MIMI employees

May 2002     ---    -   Discussions between WDR and MIMI to finalize term sheet

Jun. 2002    ---    -   Preliminary drafts of Merger Agreement and Sub-advisory
                        Agreement exchanged with WDR

Jul. & Aug.  ---    -   Proposal for acquisition of MIMI received from Party B.
2002                    Additional due diligence performed.
                    -   Preliminary drafts of Merger Agreement and Sub-advisory
                        Agreement exchanged with Party B
                    -   Ongoing negotiations, discussions and revisions to
                        documentation with WDR and Party B

EXECUTIVE SUMMARY

SUMMARY WDR DEAL TERMS


-     Consideration of $74 million, equivalent to $3.97 per share

- Purchase price adjustments relate to changes in excess working capital and net asset levels of the Ivy Funds

- MFC to enter into five year sub-advisory with WDR simultaneous with the execution of the merger agreement

- Minority shareholders to receive greater of per share consideration received by MFC or $4.05 per share

-     100% downside protection for minority shareholders

MIMI PROFILE

INTRODUCTION

- MIMI has a long history of providing investment management services to investors and has a recognized brand-name among financial intermediaries

-     Revenues peaked in fiscal 1999 reaching a high of $49.9 million

- However, since then the financial condition of the Company has steadily deteriorated

- The following pages illustrate some of the primary factors contributing to the significant deterioration of financial condition

MIMI PROFILE

NET ASSET
FLOWS


-     Ivy funds have consistently experienced net outflows since FY99.

- The traditionally `sticky' sub-advisory assets have also been impacted by deteriorating market conditions.

[LINE CHART]

                                   FY97    FY98     FY99     FY00     FY01     FY02    YTD FY03
                                  ------   ----    ------   ------   ------   ------   --------
Ivy Funds Net Flows               $1,062   $611    ($523)   ($513)   ($930)   ($477)    ($ 88)
Sub-advised Funds Net Flows       $  246   $157     $166     $711     $ 81    ($ 93)    ($133)
   Total Net Flows                $1,308   $767    ($356)    $198    ($849)   ($570)    ($221)

Note: YTD FY03 based on results through July 31, 2002. FY01 Ivy Funds Net Flows includes $205 million of increased allocation in Select Managers mandate for MIMI.

MIMI PROFILE

MARKET APPRECIATION


- Recent market appreciation levels are at better levels than in FY01 but still negative.

[LINE CHART]

                        FY97        FY98        FY99        FY00         FY01         FY02        YTD FY03
                       ------      ------      ------      ------      --------      -------      --------
Ivy Funds              $  206      $  463      $ (71)      $  694      $  (989)      $ (103)      $  (161)
Sub-advised Funds      $  117      $  209      $ (57)      $1,367      $(1,522)      $ (201)      $  (331)
    Total              $  322      $  672      $(128)      $2,061      $(2,512)      $ (304)      $  (491)

Note: YTD FY03 based on results through July 31, 2002.

MIMI PROFILE

ASSET GROWTH


- The combined effects of increased redemption levels and poor investment performance have severely impacted asset levels.

- The consistent decline in assets since FY01 has significantly accelerated over the recent quarters as illustrated below.

Assets under Management ($mm)

[BAR CHART]

                           FY97      FY98      FY99       FY00     FY01     FY02     7/31/02
Ivy Fund Assets           $2,845    $3,918    $3,324    $3,505    $1,585    $1,005      $756
Sub-advised Fund Assets     $962    $1,328    $1,437    $3,516    $2,080    $1,788    $1,323

                                                                                               1 - 3 Q02         4Q02     YTD FY03
                           FY97      FY98      FY99       FY00     FY01     FY02   FY97-FY02  Annualized   Annualized   Annualized
                          Growth    Growth    Growth    Growth   Growth    Growth      CAGR       Growth       Growth       Growth
Ivy Fund Assets            80%       38%       -15%         5%     -55%     -37%       -19%         -34%         -60%         -74%
Sub-advised Fund Assets    60%       38%         8%       145%     -41%     -14%        13%          -9%         -31%         -78%
   TOTAL ASSETS            75%       38%        -9%        47%     -48%     -24%        -6%         -20%         -42%        -102%

Note: YTD FY03 based on results through July 31, 2002.

MIMI PROFILE

REVENUE GROWTH

- Revenues have dropped sharply - annualized YTD revenues are 40% of revenues in FY99.

REVENUES ($000)


[BAR GRAPH]

                               FY97           FY98            FY99          FY00            FY01        FY02      YTD FY03
                              Growth         Growth          Growth        Growth          Growth      Growth      Annual
                              ------         ------          ------        ------          ------      ------     -------
Ivy Fund Revenues              25,495          42,796         44,000        35,712          36,963       19,332     13,154
Sub-advisory Revenues         $ 3,954         $ 5,556        $ 5,994       $ 9,469         $10,073      $ 7,280     $6,612






                               FY98           FY99            FY00          FY01            FY02      FY98-FY02
                              Growth         Growth          Growth        Growth          Growth       CAGR
                              ------         ------          ------        ------          ------       ----
Ivy Fund Revenues               68%            3%             -19%           4%             -48%         -5%
Sub-advisory Revenues           41%            8%              58%           6%             -28%         13%
                                ===            ==             ====           ==             ====         ===
TOTAL REVENUES                  64%            3%             -10%           4%             -43%         -2%

Note: Revenues are net of sub-advisory fee expenses. YTD FY03 based on results through July 31, 2002.

MIMI PROFILE

EXPENSE & EBITDA GROWTH

- Financial results have been severely impacted as a result of declining revenues and a lack of corresponding decrease in operating expenses.

-        YTD annualized EBITDA is negative for the current fiscal year.

OPERATING EXPENSES AND EBITDA ($000)

[BAR GRAPH]

                                                                                                 YTD FY03
                             FY97       FY98       FY99        FY00         FY01        FY02      Annual
                           -------    -------    -------     -------      -------     -------    --------
Operating Expenses         $16,631    $23,478    $28,011     $34,028      $34,314     $21,839    $20,886
EBITDA after bonus         $11,104    $22,401    $20,203      $8,194      $10,064      $2,764    ($1,119)

                            FY98          FY99          FY00           FY01          FY02        FY98-FY02
                           Growth        Growth        Growth         Growth        Growth         CAGR
                           ------        ------        ------         ------        ------         ----
Operating Expenses           41%           19%           21%             1%          -36%            6%
EBITDA after bonus          102%          -10%          -59%            23%          -73%          -24%

Note: Operating Expenses do not include bonus expenses. FY01 and FY02 EBITDA exclude extraordinary items including restructuring costs, fund merger costs and costs related to the change of control at MFC. YTD FY03 based on results through July 31, 2002.

MIMI PROFILE

RECENT FINANCIAL RESULTS

(U.S. $000s, AUM in millions)

                      1Q 2001   2Q 2001   3Q 2001   4Q 2001    1Q 2002   2Q 2002    3Q 2002    4Q 2002    1Q 2003     CAGR
                      -------   -------   -------   -------    -------   -------    -------    -------    -------     ----
Ivy AUM               $ 3,096   $ 2,616   $ 2,039   $ 1,585    $ 1,523   $ 1,130    $ 1,182    $ 1,005    $   756     -16%
Sub-Advised AUM         3,488     3,398     2,651     2,080      2,124     1,668      1,938      1,788      1,323     -11%
                      -------   -------   -------   -------    -------   -------    -------    -------    -------
Total AUM             $ 6,584   $ 6,014   $ 4,690   $ 3,665    $ 3,647   $ 2,798    $ 3,120    $ 2,793    $ 2,080     -13%
 % growth                            -9%      -22%      -22%         0%      -23%        12%       -10%       -26%

Ivy Revenues          $10,025   $10,750   $ 8,927   $ 7,323    $ 6,488   $ 4,892    $ 4,244    $ 3,825    $ 3,404     -13%
Sub-Advised Revenues    3,029     2,587     2,270     2,126      1,951     1,781      1,736      1,696      1,662      -7%
                      -------   -------   -------   -------    -------   -------    -------    -------    -------
Net Revenues          $13,054   $13,336   $11,197   $ 9,449    $ 8,439   $ 6,673    $ 5,979    $ 5,521    $ 5,066     -11%
 % growth                             2%      -16%      -16%       -11%      -21%       -10%        -8%        -8%

Operating Expenses(1) $10,314   $ 9,700   $ 8,969   $ 7,990    $ 7,141   $ 6,136    $ 5,831    $ 4,759    $ 5,243      -8%
 % growth                            -6%       -8%      -11%       -11%      -14%        -5%       -18%        10%

EBITDA (post Bonus)   $ 2,741   $ 3,636   $ 2,228   $ 1,459    $ 1,298   $   536    $   148    $   761    $(  177)     n/a
 % margin                  21%       27%       20%       15%        15%        8%         2%        14%        -3%
 % growth                            33%      -39%      -35%       -11%      -59%       -72%       414%      -123%

Net Income            $ 1,029   $ 1,856   $   908   $(1,619)   $   430   $(  124)   $(  414)   $(  376)   $(  526)     n/a
 % margin                   8%       14%        8%      -17%         5%       -2%        -7%        -7%     -10%
 % growth                            80%      -51%      n/m        n/m      -129%       233%        -9%      40%

1. Includes bonus expense

MIMI PROFILE

RUN-RATE FINANCIALS

(U.S. $000s)

                                                   YTD(1)                    Adjusted
                                      LTM        Annualized   Run-Rate(2) Run-Rate(2)(3)
                                    --------     ----------   ----------- --------------
REVENUES

   Ivy Net Management Fees          $  9,586      $  7,833     $  6,470     $  6,433
   Sub-advisory Management Fees        6,796         6,612        6,114        6,114
                                    --------      --------     --------     --------
    Total Management Fees             16,381        14,445       12,584       12,547
   12b-1 Fees                          3,318         2,890        2,420        2,420
   Administrative Service Fees         1,120           951          756          756
   Fund accounting Fees                  697           684          684          452
   Underwriting fees                      58            76           76           76
   Redemption fees                       785           721          721          721
   Transfer Agent fees                    (6)           --           --           --
                                    ========      ========     ========     ========
                                      22,353        19,766       17,241       16,971


EXPENSES

   Salaries, Benefits, Bonus          11,370        11,797        9,335        7,626
   Sales & Marketing                   1,473         1,132        1,132        1,132
   General & Administrative            3,023         2,845        2,385        2,385
   Occupancy and Rentals               1,298         1,154        1,154        1,154
   12b-1 Service Fees                  2,483         2,098        1,740        1,739
   Reimbursement to Funds              2,427         1,859        1,859        1,982
                                    ========      ========     ========     ========
                                      22,075        20,886       17,604       16,019


EBITDA AFTER BONUS                  $    278     $(  1,119)   $(    363)    $    952
   % margin                              n/a           n/a          n/a          5.6%

1. Based on annualized YTD FY03 results through July 31, 2002.

2. Management and administrative fees and 12b-1 fees and expenses based on 7/31/02 AUM. The remaining revenue and expense items based on adjusted YTD financials except compensation which is based on salaries of current workforce and bonus payout set to 50% of maximum. General & Administrative expense normalized to remove transaction-related legal expenses.

3. Adjusted for (i) Ivy Fund rationalization through six fund mergers and realignment of fund reimbursement structures with market levels and, (ii) restructuring of workforce from current 75 personnel to 56 personnel to reflect the personnel requirements of the current size of the business.

MIMI PROFILE

MORNINGSTAR RATINGS

- The majority of the funds advised by MIMI are rated 2 star or below by Morningstar by both AUM and number of funds

IVY FUNDS RATING BY ASSETS

RATING 1     RATING 2     RATING 3     RATING 4    RATING 5         NR
--------     --------     --------     --------    --------         --
  30%          45%           7%           4%          11%           3%

SUB-ADVISED FUNDS RATING BY ASSETS

RATING 1     RATING 2     RATING 3       NR
--------     --------     --------       --
   6%          56%          16%          22%

IVY FUNDS RATING BY FUNDS

 RATING 1         RATING 2         RATING 3         RATING 4         RATING 5            NR
 -------          -------           ------           ------           ------          -------
 5 Funds          5 Funds           1 Fund           1 Fund           1 Fund          3 Funds

SUB-ADVISED FUNDS RATING BY FUNDS

RATING 1           RATING 2          RATING 3            NR
--------           --------          --------         --------
 1 Fund            3 Funds            1 Fund          10 Funds

Note: As of June 30, 2002.

Source: Company reports, Simfund

MIMI PROFILE

PERSONNEL DEPARTURES

 - Recent senior personnel departures have been high. Some of the key departures over the last twelve months include:

       -  The former Chief Investment Officer (October 2001)

       -  Three International Equity Research Analysts (out of a pool of six)

       -  The former Director of Institutional Marketing

                               EMPLOYEE HEADCOUNT

                                  [BAR CHART]

FY97                           88
FY98                          117
FY99                          123
FY00                          130
FY01                          119
FY02                           82
7/31/02                        75


Note: The reduction in workforce from FY01 to FY02 was primarily due to the outsourcing of the Transfer Agency function.

MIMI PROFILE

STOCK PRICE PERFORMANCE

             DAILY STOCK PRICE & Volume History (8/23/00 - 8/26/02)

                                  [LINE GRAPH]


                           DAILY STOCK PRICE SUMMARY

                   High            Low          Average
                   ----            ---          -------
1 week             $3.54           $3.53        $3.53
30 days            $4.52           $2.86        $3.69

90 days            $4.68           $2.86        $3.89
270 days           $4.68           $2.85        $3.76
52-wk              $4.68           $2.45        $3.57


                              DAILY VOLUME SUMMARY

                       High              Low         Average
                       ----              ---         -------
 1 week                 1,300            125           565
 30 days                5,100            100         1,738

 90 days               25,800            100         2,697
 270 days              42,650            100         3,337
 52-wk                 42,650            100         3,732


Source:  Bloomberg.

Stock price conversion from CAD$ to US$ based on daily close of CAD$ spot.

VALUATION CONSIDERATIONS

KEY CONSIDERATIONS

 - Significant deterioration of financials:

       -   Negative fund flows

       -   Continued rapid decline in assets and hence revenues

       -   Continued increase in operating expenses until recently

       -   Significant resultant margin contraction

 -  Poor recent investment performance

 -  High personnel turnover

 -  Significant exposure to personnel severance payments

       -   All 75 employees are covered by Change In Control agreements

       -   Total exposure, as estimated by the Company is $9.7 million (1)

 - Large liability for the remaining building lease payments in the event of termination of lease:

       - Term of lease is 12 years of which about ten and a half years remain until end of lease

       -   Nominal value of remaining lease payments is $15.8 million (2)

       -   Net present value of remaining lease payments is $12.9 million (3)

 - A significant portion of the total market value is contributed by the excess assets on the balance sheet - value as of July 31, 2002 estimated to be $47.7 million (4)

(1)  Excluding exposure to health insurance payments.

(2) Net of sub-lease receipts for the remaining two and a half years of the contract. Includes one and a half years of equipment and fulfillment lease expenses.

(3) Assumes a 3.25% discount rate based on lease provisions which state that upon termination, all future payments are due based on an interest expense of 1.5% below the WSJ Prime Rate.

(4)  Based on current assets minus liabilities.

PROPOSAL EVALUATION
INTRODUCTION

 -  Proposals were received from three parties during the sale process

 - The following section lists the various proposals received and analyzes the key terms and issues for each

PROPOSAL EVALUATION

PARTY A
PROPOSAL: KEY TERMS (1)

Transaction:

-     Purchase of 100% of MIMI stock

Consideration:

-     Enterprise value of $60 million

-     Plus balance sheet value estimated to be $45.4 million as of 12/31/01 (2)

- Lease termination charges and personnel severance costs determined to be MIMI liabilities and excluded from offer

      - Total lease termination charges exposure estimated to be $ 16.2 million (3) (NPV $13.3 million (4)) as of date of offer

      - Total severance exposure estimated to be $11.1 million for 90 personnel as of date of offer

Key Terms Related to Sub-advisory Business

- Significant increase in fee rates on all existing Party A sub-advisory mandates

- Five-year rolling contract sought for all existing Party A and MIMI sub-advisory mandates - contract to have appropriate performance targets

- Right of first refusal on all future international products launched by MFC, excluding multi-manager funds

- Co-branding rights in case other MFC sub-advisors are granted similar rights

- Development of a joint business plan including a marketing & sales plan, product review and investment management resources review

Key Terms Related to Ivy Funds Business

- Ivy Funds board and shareholders approval and retention of MIMI/Party A as advisor to funds post the transaction

-     Board approval for co-branding rights or replacement of the Ivy Funds name

- Satisfaction of continuation of distribution relationships with the top 20 MIMI distributors post the transaction

(1) Proposal submitted on December 3, 2001 based on an Ivy AUM base of $1,128 million.

(2) Total current assets less all liabilities less one month working capital requirement

(3) Includes lease payments for term of agreement, payments for fulfillment and equipment leases for one and a half years and receipts of the three-year sub-lease.

(4) Assumes a 3.25% discount rate based on lease provisions which state that upon termination, all future payments are due based on an interest expense of 1.5% below the WSJ Prime Rate

PROPOSAL EVALUATION

PARTY A
PROPOSAL: KEY TERMS

Contingent Conditions

-     Exclusivity requirement to proceed to due diligence stage

-     Approval by Board of Party A

-     Proposal predicated on:

       -   Acceptance of sub-advisory business terms

      - Satisfaction of continuation of top 20 MIMI distribution relationships through detailed due diligence including meetings with majority of the distributors

PARTY A
PROPOSAL: KEY ISSUES

- Offer contingent on specific proposals put forth with regard to the sub-advisory business including renegotiation of fee rates:

      -     Terms relate to MFC as opposed to MIMI shareholders

-     Exclusivity requirement to proceed to due diligence and firm proposal:

      - Not in best interests of shareholders and difficult to accede to given ongoing discussions with other parties and non-binding nature of the preliminary proposal

      -     This requirement was later rescinded in subsequent discussions

- Potentially large lease termination costs exposure for MIMI if Party A were to relocate operations to Party A's facilities in Chicago:

      -     Initial proposal excluded all such costs

      - Subsequent discussions left open the possibility of negotiation on issue

-     High potential severance costs exposure for MIMI

-     Concern about weak relative investment management capabilities

'PROPOSAL EVALUATION

PARTY A PROPOSAL

            CONSIDERATION SENSITIVITY TO LEASE & SEVERANCE EXPOSURE

                                  [LINE GRAPH]

                 Cost Incurred as
             % of Total Liability    Enterprise Value,
                         Exposure  Net of Liabilities
             -----------------------------------------

                            0%                 $60.0
                           25%                 $54.0
                           50%                 $48.1
                           75%                 $42.1
                          100%                 $36.1



Note: Maximum liability exposure based on present value of net lease payments and severance exposure as described in the previous pages.

PROPOSAL EVALUATION

PARTY B
INITIAL IVY FUNDS
PROPOSAL: KEY TERMS

Transaction:

-     Purchase of assets of Ivy funds business including the Ivy brand and name

-     Tentative proposal to purchase assets of sub-advisory business


Consideration (Ivy Business):

- Upfront Payment: 1.5x run-rate revenue multiple on non-trackable assets paid at closing

- Contingent Payment: 2.2x run-rate revenue multiple on trackable assets paid 100 days after close

- Revenues include management fees and administrative fees, net of fund reimbursement and Ivy sub-advisory expenses, estimate by Party B to be 79 bps

- 25% of the assets initially assumed to be non-trackable - to be verified on further due diligence

- 12b-1 fees not included in the consideration due to operations concerns of merging Ivy Class B shares with Party B Class B shares. Should the successful merger of B share assets be possible, a multiple, to be determined, would be payable on such revenues. Costs of structuring and maintaining the tracking system would be deducted from such consideration payable.


Consideration (Sub-advisory Business):

- Payment to MFC proposed as a negotiated multiple on annual sub-advisory revenues paid out over a five year period in the form of Party B Class B stock.

- Upfront payment to minority shareholders to be structured as a multiple (estimated to be 2x - 3x revenue) on proportionate share of sub-advisory revenues. Actual multiple paid indicated to vary depending on depth of partnership with MFC.

PROPOSAL EVALUATION

PARTY B
INITIAL IVY FUNDS
PROPOSAL: KEY TERMS

Other Terms:

- Lease termination charges and personnel severance costs proposed to be liabilities of MIMI.

- Investment management of the ivy and the sub-advisory assets to be performed by either existing Party B staff, a small select group of Ivy investment professionals who subsequently become Party B employees or a combination of both.

- Majority of the Ivy funds proposed to be merged into existing Party B funds.


Closing Conditions:

-     Customary Approvals

PARTY B
INITIAL IVY FUNDS
PROPOSAL: KEY ISSUES

- Proposal provides no protection from the significant lease termination and personnel severance costs exposure.

- Proposal structured as an asset sale and hence provides less favorable tax treatment to shareholders than a stock purchase.

-     Doesn't provide for tax effective release of balance sheet value.

-     Absence of definitive terms for acquisition of sub-advisory assets.

- Differential treatment of MFC and minority shareholders in terms of consideration received for the sub-advisory assets adds an additional level of complexity to the structure.

- Majority of consideration is a contingent payment to be paid three months after deal closes, an unusual condition for a public company.

PROPOSAL EVALUATION

PARTY B
REVISED PROPOSAL: KEY TERMS

Consideration (Ivy Business):

- Upfront Payment: 1.6x run-rate revenue multiple on all assets paid at closing

- Contingent Payment: 0 - 1.33x revenue multiple on trackable assets paid 12 months after closing. Revenue multiple tiered depending on the asset base (trackable assets) one year after closing:

      - If the asset base is greater than 90% of assets at close, the revenue multiple is 1.33x;

      - If the asset base is greater than 80% of assets at close, the revenue multiple is 0.95x;

      - If the asset base is greater than 70% of assets at close, the revenue multiple is 0.57x;

      - If the asset base is lower than 70% of assets at close, the revenue multiple is 0.00x

PARTY B
REVISED PROPOSAL: KEY ISSUES

- Terms only available if exclusivity granted to Party B for a period of 90 days.

- Concerns relating to contingent payments addressed by restructuring the consideration payable for the Ivy Funds such that a larger portion of the consideration is paid upfront

- However, contingent payment portion of consideration pushed out to one year

- Increased maximum achievable consideration relative to initial offer by 15%-30% depending on closing assets

- Significant potential reduction in total consideration receivable if asset base one year after closing is less than 70% of asset base at closing.

- Proposal provides no protection from the significant lease termination and personnel severance costs exposure.

- Proposal structured as an asset sale and hence provides less favorable tax treatment to shareholders than a stock purchase.

-     Doesn't provide for tax effective release of balance sheet value.

PROPOSAL EVALUATION

PARTY B
REVISED PROPOSAL:
SENSITIVITY ANALYSIS


              NPV OF CONSIDERATION FOR IVY FUNDS ASSET PURCHASE(1)

                                  [BAR GRAPH]

NPV OF CONSIDERATION FOR IVY FUNDS ASSET PURCHASE

                                     Contingent Payment Asset Base
                              -------------------------------------------
                              100%       90%       80%       70%       60%
                              ----      -----     -----     -----     -----
Initial Bid                   $15.7     $14.4     $13.1     $11.9     $10.6
Revised Bid                   $19.7     $19.0     $16.7     $14.8     $12.7


                         CONTINGENT PAYMENT ASSET BASE(2)


               CONTINGENT PAYMENT AS % OF NPV OF CONSIDERATION(1)

                                  [LINE GRAPH]

CONTINGENT PAYMENT AS % OF NPV OF CONSIDERATION

                                     Contingent Payment Asset Base
                              -------------------------------------------
                              100%       90%       80%       70%       60%
                              ----      -----     -----     -----     -----
Initial Bid                    81%        79%       77%       75%       72%
Revised Bid                    35%        33%       24%       14%        0%


                        CONTINGENT PAYMENT ASSET BASE(2)

Note: Analysis assumes 79 bps for run-rate advisory and administrative revenues assumed to be and that 75% of assets are trackable. Also, assets at closing assumed to be equivalent to assets at the end of month prior to receipt of proposal: $1,110 million as of January 31, 2002 for initial proposal and $1,005 million as of March 31, 2002 for revised proposal.

(1)   Based on discount rate of 14%

(2)   As a % of total trackable assets at closing.

PROPOSAL EVALUATION

PARTY B
MIMI STOCK
PROPOSAL: KEY TERMS(1)

Transaction:

-     Reorganization of MIMI into Newco:

      - Dissolution of MIMI and transfer of operations, assets and liabilities into newly formed Newco

      -     Newco 100% owned by MFC

      - Minority shareholders cashed out at time of dissolution of MIMI and creation of Newco

- MFC's 100% ownership of Newco subsequently transferred to Party B through sale of Newco stock in exchange for consideration received by MFC

- Majority of existing Ivy funds proposed to be merged into existing Party B funds

Consideration (Ivy Business):

- Determined as Revenue Multiple times `Mutual Fund Revenues' times Ivy Funds asset base at closing

-     Revenue Multiple:

      -     1.88x if Ivy Funds asset base is greater than $500 million

      - 1.80x if Ivy Funds asset base is greater than $400 million but less than $500 million

      - 1.70x if Ivy Funds asset base is greater than $300 million but less than $400 million

      - 1.60x if Ivy Funds asset base is greater than $200 million but less than $300 million

      -     1.50x if Ivy Funds asset base is less than $200 million

- Mutual Fund Revenues defined as the sum of Ivy Fund management fees, administrative fees, redemption fees, net 12b-1 fees on C shares and 12b-1 distribution fees on non-sold B Shares less sub-advisory fees and expense reimbursement

      - Proposed to be fixed at 96.3 bps for equity funds, 74.8 bps for the fixed income fund and 43.8 bps on the money market fund

- Ivy Funds asset base at closing defined as the average Ivy Fund assets for the ten business days ending two days prior to closing


(1) Reflects status of terms under negotiation at time of suspension of discussions

PROPOSAL EVALUATION

PARTY B
MIMI STOCK
PROPOSAL: KEY TERMS(1)


Consideration (Sub-advisory Business):

-     Value ascribed to sub-advisory assets equivalent to $10 million

- Contingent on three year sub-advisory contract with the following fee schedule

      **

Other Consideration:

- Other consideration to include balance sheet value equivalent to MIMI net tangible assets(2) at closing (determined after deducting severance and lease termination expense) plus,

- Anticipated tax refunds attributable to carryback of net operating losses for the Company plus,

- Present value to Party B of tax benefit of unused net operating loss carryforward

Price Readjustments:

- Consideration adjusted upwards/downwards for increase/decline in Ivy Fund assets under management

-     Dollar for dollar adjustment for change in balance sheet value

Other Terms

- Indemnification unlimited in scope and amount and indefinite in time required by Party B of MFC


(1) Reflects status of terms under negotiation at time of suspension of discussions

(2)   Realizable value for fixed assets

** = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

PROPOSAL EVALUATION

PARTY B
MIMI STOCK
PROPOSAL: KEY TERMS(1)

Treatment of Minority Shareholders

- As per document, minority shareholders to receive per share value not less than per share value received by MFC

- $4.05 per share proposed to be paid by MFC - premium to prevailing share price

- Minority Shareholders to receive greater of per share consideration received by MFC or $4.05 per share

-     100% downside protection of per share price to minority shareholders:

      - Floor of $4.05 per share -- no downwards readjustment based on decline of Ivy funds assets

      -     No adjustments based on decline in net tangible value

PARTY B
MIMI
PROPOSAL: KEY ISSUES

- Proposed transaction envisages termination of virtually all employees and vacation of premises

- Potentially significant MFC exposure to maximum amount of severance liabilities and lease termination costs

- Differential treatment of MFC and minority shareholders in terms of consideration received

- Potential non-optimal tax treatment of losses incurred pre-closing if closing does not occur before December 31, 2002

-     No cap on the amount and scope of the indemnifications required of MFC

-     Extensive representations and warranties required to be provided by MFC


(1) Reflects status of terms under negotiation at time of suspension of discussions

PROPOSAL EVALUATION

PARTY B
MIMI
PROPOSAL: SENSITIVITY ANALYSIS


                                  [BAR GRAPH]

                           IVY FUNDS ASSET BASE ($mm)
IVY FUND                      $1.8       $3.7      $6.0       $8.8       $11.0      $13.2      $15.4      $ 17.5
SUB-ADVISORY                  $10.0      $10.0     $10.0      $10.0      $10.0      $10.0      $10.0      $ 10.0
BALANCE SHEET                 $50.1      $50.1     $50.1      $50.1      $50.1      $50.1      $50.1      $ 50.1
TRANSACTION LIABILITIES      ($15.3)    ($15.3)   ($15.3)    ($15.3)    ($1.53)    ($1.53)    ($1.53)    ($15.3)

IVY FUND ASSETS                      $     125   $     250   $     375   $     500   $     625   $     750   $     875   $   1,000
PER SHARE CONSIDERATION (MIMI)(1)    $    2.49   $    2.60   $    2.72   $    2.87   $    2.99   $    3.11   $    3.22   $    3.34
PER SHARE CONSIDERATION (MINORITY)   $    4.05   $    4.05   $    4.05   $    4.05   $    4.05   $    4.05   $    4.05   $    4.05
PER SHARE CONSIDERATION (MFC)        $    2.23   $    2.36   $    2.50   $    2.67   $    2.81   $    2.95   $    3.09   $    3.22

Note: Ivy Funds purchase price based on 93 bps for Ivy Fund revenues base on 7/31/02 asset levels. Transaction liabilities include maximum after-tax exposure to lease termination (nominal basis) and severance liabilities. Tax rate of 40% assumed. Balance sheet value based on net tangible assets as of 7/31/02 and assumes book value of fixed assets equal to realizable value. Based on fully diluted shares outstanding 18,656,659 at $4.05 per share.

1.    Before distribution of proceeds to minority or MFC.

PROPOSAL EVALUATION

WDR INITIAL PROPOSAL:
KEY TERMS

Transaction:

-     Purchase of 100% of MIMI stock

Consideration:

- Enterprise Value determined to be $34 million (9x 2002 EBITDA as projected by the Company and stated in the Confidential Memorandum) and payable in cash at closing.

- Balance Sheet value in excess of operational working capital requirements paid in cash at close.

Closing Conditions:

-     Customary Approvals

Liabilities:

-     Proposal silent on assumption of lease and severance liabilities.

WDR INITIAL PROPOSAL:
KEY ISSUES

-     Tax effective for shareholders since structured as a stock sale

-     No contingent payments

-     Valuation subject to change depending on actual EBITDA vs. projected

DEAL TERMS

WDR FINAL
PROPOSAL: KEY TERMS

TRANSACTION STRUCTURE

-     Reorganization of MIMI into Newco:

      -     Creation of Newco, 100% owned by MFC

      - Dissolution of MIMI and transfer of operations, assets and liabilities into Newco

      -     Minority Shareholders paid cash equivalent to $4.05 per share

            - Cash amount to be adjusted upwards by the amount of per share proceeds received by MFC in excess of $4.05 per share

-     Sale of Newco stock to WDR

MERGER CONSIDERATION

- $74 million in cash consideration, equivalent to $3.97 per share(1) as per fully diluted shares outstanding as of July 2, 2002

- Purchase price adjustments related to changes in excess working capital and net assets levels of the Ivy Funds are specified below

IVY FUND PURCHASE PRICE ADJUSTMENT

- Change in AUM: Consideration to be adjusted at closing depending on changes in Ivy Fund assets :

      - Upward or downward adjustment by 1.9% of excess/shortfall of closing Ivy Fund assets over $760 million

      - Downward adjustment by 5.0% of any shortfall of closing Ivy Fund assets from $500 million

-     Maximum negative adjustment of $20 million


(1)   13% premium to market price of $3.50 as of 8/27/02.

DEAL TERMS

WDR FINAL
PROPOSAL: KEY TERMS

EXCESS WORKING CAPITAL

- Excess working capital: Merger consideration to be adjusted by the excess or deficiency of the Closing Excess working capital over $44 million. Dollar for dollar adjustment as per the following process:

      - An initial determination of Preliminary Excess Working Capital made at closing and consideration adjusted for any difference from $44 million

      - No later than sixty days after closing, Seller to prepare and forward to WDR a certified balance sheet listing Closing Excess Working Capital. Merger consideration to be adjusted by the excess/deficiency of the Closing Excess Working Capital over the Preliminary Excess Working Capital

SUB-ADVISORY BUSINESS

- WDR to enter into a five-year contract with MFC to sub-advise nine of the current fifteen MIMI/MFC mandates and potential new mandates from MFC.

      **

** = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

DEAL TERMS

WDR FINAL
PROPOSAL: KEY TERMS

TREATMENT OF MINORITY SHAREHOLDERS

- As per document, minority shareholders to receive per share value not less than per share value received by MFC

-     $4.05 per share proposed by MFC

- Minority Shareholders to receive greater of per share consideration received by MFC or $4.05 per share

- 100% downside protection protection of per share price to minority shareholders

      -     No downward adjustment based on decline in assets

      - No downward adjustment based on deficiency of Closing Excess working capital relative to $44 million pegged value of excess working capital

OTHER TERMS

- Mutual customary representations & warranties with a survival period of 18 months(1)

- MFC's indemnification on any tax liability arising out of the plan of reorganization of MIMI

-     Total indemnification costs not to exceed $30 million

-     Customary closing conditions

-     Termination fee of $2 million payable by MIMI to WDR

-     Waddell absorbs all the lease termination and severance costs


(1) MFC's representations & warranties to WDR with regard to share ownership survive until 30 days after the expiry of the statutes of limitations

DEAL TERMS

WDR FINAL
PROPOSAL: SENSITIVITY
ANALYSIS

                              [BAR CHART OMITTED]

                         $125      $250      $375      $500      $625      $750     $875     $1,000
                         ----      ----      ----      ----      ----      ----     ----     ------
Enterprise Value         $10.0     $12.6     $18.8     $25.1     $27.4     $29.8    $32.2     $34.6
Balance Sheet Value      $46.6     $46.6     $46.6     $46.6     $46.6     $46.6    $46.6     $46.6


                                                                    IVY FUND ASSETS
IVY FUND ASSETS                         $ 125     $ 250     $ 375    $ 500     $ 625     $ 750     $ 875      $1,000
PER SHARE CONSIDERATION (MIMI)(1)       $3.03     $3.17     $3.50    $3.84     $3.97     $4.09     $4.22      $ 4.35
PER SHARE CONSIDERATION (MINORITY)      $4.05     $4.05     $4.05    $4.05     $4.05     $4.09     $4.22      $4.35
PER SHARE CONSIDERATION (MFC)           $2.86     $3.02     $3.41    $3.80     $3.95     $4.09     $4.22      $4.35
Premium to 8/27/02 Stock Price             16%       16%       16%      16%       16%       17%       21%        24%
Premium to 1 wk Avg. Stock Price(2)        15%       15%       15%      15%       15%       16%       20%        23%
Premium to 30 day Avg. Stock Price(2)      10%       10%       10%      10%       10%       11%       14%        18%
Premium to 90 day Avg. Stock Price(2)       4%        4%        4%       4%        4%        5%        8%        12%
Premium to 270 day Avg. Stock Price(2)      8%        8%        8%       8%        8%        9%       12%        16%
Premium to 52 wk Avg. Stock Price(2)       13%       13%       13%      13%       13%       15%       18%        22%


Note: Based on fully diluted shares outstanding 18,656,659 at $4.05 per share.

1.  Before distribution of proceeds to minority or MFC.
2.  As of 8/26/02.

ANALYSIS

INTRODUCTION


-     The following section uses three main methodologies to assess MIMI's:

      -     Discounted cash flow analysis

      -     Precedent transactions analysis

      -     Public company analysis

ANALYSIS

DISCOUNTED
CASH FLOW


Rationale & Methodology:

- This methodology is based on discounting to the present estimated future cash flows generated by the business.

- While the approach is theoretical, it provides an assessment of the value that sophisticated investors would place on MIMI if they had perfect knowledge of the future performance of MIMI

- Cash flows are projected over a five year period and discounted back using a rate that reflects current capital market conditions and risks associated with MIMI's business operations.

- At the end of the forecast period a terminal amount is calculated by applying an appropriate multiple to the projected EBITDA at that point. This terminal amount is then discounted back to the present.

ANALYSIS

DISCOUNTED CASH FLOW


Assumptions:

- Adjusted run-rate revenues of $13.25 million(1) and run-rate operating expenses of $12.30 million (including bonus) as of 7/31/02 are used as a starting point to project subsequent years growth.

      - Adjustments include six Ivy fund mergers and restructuring of the workforce from the current 75 personnel to 56 personnel to reflect the need to right-size the business

- Revenues are assumed to grow at an annual rate of 9% over the five-year forecast period consistent with MIMI management forecasts

- Operating Expenses are assumed to grow at an annual rate of 5% over the five-year forecast period reflecting management forecasts

- Investment Income is assumed to increase at the revenue growth rate of 9% starting from a run-rate base of $819,000

- Amortization of Deferred Selling Commissions and Depreciation are held constant at the run-rate current base of $1,262,000 and $625,000 respectively. Amortization of Intangibles is held constant at run-rate basis of $1,242,000 until Year 4 as per MIMI's amortization schedule

- An extraordinary charge of $2,376,000 is incurred in Year One to reflect the cost of the fund mergers and the severance paid due to workforce restructuring

-     Tax rate is held constant at 40% of pre-tax income.

-     Annual depreciation is assumed to offset capital expenditures.

- Working capital is estimated at 25% of change in annual operating expenses.

- Terminal amount is based on a multiple of 8x EBITDA after Bonus in year five.



(1) Reflects 12b-1 service fees and reimbursement to funds

ANALYSIS

DISCOUNTED CASH FLOW


NET PRESENT VALUE

                                  [LINE GRAPH]


HEDERA Value ($mm)
-----------------

                        EBITDA Exit Multiple


                      7.0x      8.0x     9.0x
                      ------------------------
          12%         $17.3     $19.2    $21.1
Discount  14%         $15.8     $17.6    $19.4
Rate      16%         $14.6     $16.2    $17.8
          18%         $13.4     $14.9    $16.4

ANALYSIS

DISCOUNTED CASH FLOW


SENSITIVITY OF NET PRESENT VALUE TO REVENUE GROWTH RATES


                                  [LINE GRAPH]

HEDERA Value ($mm)
------------------

                                    Revenue Growth Rate
                      ------------------------------------------------
                          7.0%    8.0%    9.0%   10.0%   11.0%   12.0%
                      ------------------------------------------------
                   12%    $9.0   $14.0   $19.2   $24.6   $30.2   $35.9
                   13%    $8.6   $13.4   $18.4   $23.6   $28.9   $34.4
Discount           14%    $8.2   $12.8   $17.6   $22.6   $27.7   $33.0
    Rate           15%    $7.9   $12.3   $16.9   $21.7   $26.6   $31.7
                   16%    $7.5   $11.8   $16.2   $20.8   $25.5   $30.4
                   17%    $7.2   $11.3   $15.6   $19.9   $24.5   $29.2
                   18%    $6.9   $10.9   $14.9   $19.1   $23.5   $28.0
        --------------------------------------------------------------
            Enterprise   $30.0   $30.0   $30.0   $30.0   $30.0   $30.0
          Value as per
             WDR Offer

ANALYSIS

PRECEDENT TRANSACTION ANALYSIS

Rationale & Methodology:


- This methodology looks at the prices paid as a multiple of key financial metrics in acquisitions of comparable firms.

- As this methodology looks at control acquisitions, it includes a control premium.

- To identify comparable firms, Putnam Lovell looked at past mutual fund transactions where profitability margins were similarly depressed at the time of acquisition.

ANALYSIS

PRECEDENT TRANSACTION ANALYSIS


(US $ in millions)

DATE     TARGET                                   ACQUIRER                                        AUM
----     ------                                   --------                                        ---
9/01     Zurich Scudder Investments               Deutsche Bank AG                            278,000
10/00    Towneley Capital Management              New York Life Insurance Co.                     833
4/00     Smith Breeden Mutual Fund                Affiliated Managers Group (Mgrs Fund)           243
3/00     CypressTree Investments Inc.             American General                              1,149
2/00     Lexington Global Asset Managers, Inc.    Reliastar Financial Corp.                     3,600
1/99     Nicholas|Applegate (Dom. Mutual Funds)   Pilgrim America Capital Corporation           1,415
9/96     Keystone Investments Inc.                First Union Corporation                      11,600


                              TRANSACTION MULTIPLES
                 Going Concern Value as a Multiple of Run-Rate:

                                 Revenues          EBITDA
                                 --------          ------
            Maximum                3.6 x            20.8 x
             Median                2.5 x            18.7 x
               Mean                2.5 x            16.7 x
            Minimum                1.7 x            8.6 x


                                Revenues(1)        EBITDA(2)
                                -----------        ---------
 MIMI (ADJ. RUN-RATE)              $13.3            $1.0


                           IMPLIED VALUATION OF HEDERA

                                 Revenues          EBITDA
                                 --------          ------
            Maximum                $47               $20
             Median                $33               $18
               Mean                $34               $16
            Minimum                $22               $8


(1) Based on adjusted run-rate revenues net of sub-advisory fees, 12b-1 service fee expense and expense reimbursement expense.

(2)   Based on adjusted run-rate EBITDA.

ANALYSIS

PUBLIC COMPANY ANALYSIS


Rationale & Methodology:

- The public company analysis seeks to compare MIMI to a group of publicly traded firms with similar characteristics or those that operate in the same industry.

- The trading values of the public companies do not reflect a control premium.

- Applying trading multiples of this group of comparable firms to the corresponding financial data of MIMI yields a range of values for the company.

-     The first step is the identification of an appropriate peer group.

- We examined the Putnam Lovell Index of publicly-traded asset managers and used the mutual fund managers as a starting universe of comparables.

- The universe was screened to identify mutual fund managers that had similar growth characteristics, i.e. firms that have experienced and are likely to experience lower earnings growth

- The companies these identified are not directly comparable since they are much larger than MIMI. In addition, on a relative basis, MIMI is thinly traded.

ANALYSIS

PUBLIC COMPANY ANALYSIS


(US $ in millions)

                                                                                    GOING CONCERN VALUE(2)
                                                                                    ------------------------
                                                      MARKET       CURRENT            2002E            2002E
                                          GCV(1)       CAP.1         AUM            OP. REV.          EBITDA
PUBLIC MUTUAL FUND MANAGERS
---------------------------
T. Rowe Price Associates, Inc.            $3,212       $3,356     $148,800            3.4x            8.2x
Franklin Resources, Inc.                   7,677        9,222      270,433            2.9x           10.7x
Stilwell Financial                         3,781        2,934      161,500            3.3x            6.4x
Waddell & Reed Financial, Inc.             1,553        1,486       29,132            3.5x            9.3x


                                GOING CONCERN VALUE TO
                                 2002E           2002E
                               Op. Rev.          EBITDA
                               -------------------------
                 Maximum         3.5x             10.7x
                   Median        3.3x              8.8x
                     Mean        3.3x              8.7x
                  Minimum        2.9x              6.4x


                                       Revenues    EBITDA
                                       --------    ------
                   MIMI (YEAR 1E) (3)    $14.4      $1.5


                                  IMPLIED VALUE
                             Revenues           EBITDA
                             --------           ------
                 Maximum         $50             $16
                   Median        $48             $13
                     Mean        $47             $13
                  Minimum        $42             $10


(1)    Market data as of 8/16/02.
(2)    Based on PL estimates.
(3)    Based on DCF forecast.

ANALYSIS

SUMMARY

(US$ in millions)

VALUATION METRIC                              MINIMUM      MEAN              MAXIMUM
Discounted Cash Flow                            $13.4      $17.0               $21.1

Precedent Transactions                           $8.2      $24.7               $47.3

Public Comparables (1)                           $9.9      $30.0               $50.1


               GOING CONCERN VALUE RANGE                   $20.0        --     $32.0

               Plus: Excess balance sheet(1)                        $46.6

               VALUATION RANGE                             $66.6        --     $78.6

(1) As of July, 31, 2002

MIMI SHAREHOLDERS

SUMMARY

-  MFC's economic interests in the transaction encompass the following:

   -  Share of Proceeds

   -  Indemnification of representations and warranties

   - Sub-advisory fees paid for sub-advisory services rendered for the Universal Funds


- The minority shareholders' interest in the transaction is limited to their share of the proceeds


- MFC has agreed to indemnify WDR for its representations and warranties for a maximum amount of $30 million for 18 months.

   - Minority shareholders bear no liability in case of any indemnified claims by WDR

MIMI SHAREHOLDERS

ALLOCATION OF
PROCEEDS

         - Both the Party B and WDR transactions are structured so that the proceeds are distributed in favor of minority shareholders and so that the minority receives at least as much consideration as MFC

         - Given a minimum of $4.05 per share, the WDR transaction promises a higher or equal consideration for the minority shareholders as compared to the Party B transaction

         - The majority of the difference in per share consideration between the Party B and WDR transactions arise from the lease termination and severance costs incurred by MIMI

                                  [BAR CHART]

                                   Minority Per Share Value
                    ---------------------------------------------------
   Ivy Funds                WDR             Party B             Minimum
Assets ($mm)        Transaction         Transaction         Share Price
------------        -----------         -----------         -----------
       $125              $3.03               $2.49               $4.05
       $250              $3.17               $2.60               $4.05
       $375              $3.50               $2.72               $4.05
       $500              $3.84               $2.87               $4.05
       $625              $3.97               $2.99               $4.05
       $750              $4.09               $3.11               $4.05
       $875              $4.22               $3.22               $4.05
     $1,000              $4.35               $3.34               $4.05

Note: In the Party B case, the Ivy Funds purchase price is based on 93 bps for Ivy Fund revenues base. Balance sheet value is as of 7/31/02. In the Party B case, the book value of fixed assets is assumed equal to realizable value.

MIMI SHAREHOLDERS

SUB-ADVISORY
FEE SCHEDULE

- The sub-advisory fee rates as per the new sub-advisory agreement depend on the asset levels at close.

- In all scenarios between Year 1 and Year 3 of the sub-advisory agreement, MFC is paying higher rates than it is currently paying for sub-advisory services

- In Years 4 to 5, in most scenarios MFC is paying higher rates than it is currently paying for sub-advisory services. Under certain circumstances of high growth of assets, MFC will be paying about 5bps less than current fee schedules

-     **

DIFFERENCES IN FEE RATES BETWEEN THE EXISTING SCHEDULE AND NEW WDR SCHEDULE

 NEW SCHEDULE YEAR 1 - 3                        NEW SCHEDULE YEAR 4 - 5

--- Closing AUM  50% of 7/31 AUM                --- Closing AUM  50% of 7/31 AUM
--- Closing AUM 100% of 7/31 AUM                --- Closing AUM 100% of 7/31 AUM
--- Closing AUM 200% of 7/31 AUM                --- Closing AUM 200% of 7/31 AUM

    [LINE GRAPH]                                       [LINE GRAPH]

        50%   100%  150%  200%  250%                50%   100%  150%  200%  250%
        ---   ----  ----  ----  ----                ---   ----  ----  ----  ----
160 bps                                     100 bps
140 bps                                      80 bps
120 bps                                      60 bps
100 bps              **                      40 bps              **
 80 bps                                      20 bps
 60 bps                                       0 bps
 40 bps                                     -20 bps
 20 bps
  0 bps

Note: Mandates included in the analysis are as per the sub-advisory agreement with WDR.


** = Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

MIMI SHAREHOLDERS

OTHER
OBLIGATIONS

- Also, MFC will enter into the following additional agreements as a part of this transaction:

      -     Voting, Support & Indemnification Agreement:

            - Specifies the indemnification limits and terms and the survivability of representations and warranties

            - MFC agrees to vote in favor of the pre-closing dissolution plan for MIMI

            - MFC agrees not to solicit any alternative proposals for the transaction and notify WDR if any unsolicited proposals are received

      - Tax Matters Agreement: Tax indemnity for any tax liability arising from the reorganization of MIMI into Newco

      -     Marketing Agreement:

            - MFC will award four new mandates to WDR during the first four years of the transaction.

            - Full consideration is given to WDR when MFC searches for advisors for new mandates awarded in Canada and U.S.

            - MFC will arrange introduction of the investment management capabilities of WDR to Investors Group

            - WDR will provide marketing support to MFC for its role as a sub-advisor

            -     Other marketing arrangements

      - Trademark Agreement: Allows MIMI, post-transaction, to continue to use the Ivy Funds trademark in the U.S.